UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (date of earliest event reported): May 7, 2009

Mercantile Bank Corporation
(Exact name of registrant as specified in its charter)

Michigan (State or other jurisdiction of incorporation)	000-26719 (Commission File Number)	38-3360865 (IRS Employer Identification Number)

310 Leonard Street NW, Grand Rapids, Michigan (Address of principal executive offices)	49504 (Zip Code)
Registrant’s telephone number, including area code 616-406-3000
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05 Costs Associated with Exit or Disposal Activities.
     On May 7, 2009, we approved a plan to close our Novi and Ann Arbor, Michigan banking offices, and consolidate our Michigan banking activities. We expect to complete the closure of the two offices by mid-August of this year, and transfer the deposits and commercial loans from our Novi and Ann Arbor offices to our Lansing, Michigan office. We are making these changes to improve asset quality and account management through more centralization of our commercial lending activities, and to lower our operating costs. The status and trend of the Michigan economy were factors we considered when determining to adopt the plan.
     In connection with the closure of the two offices, we expect to incur costs of approximately $0.5 million for severance payments, $0.2 million for the write-off of leasehold improvements and $0.8 million associated with lease termination costs. We expect that these and related costs will total approximately $1.5 million.
     On May 8, 2009, we issued a press release relating to this matter that is referred to in Item 7.01 of this report.
Item 7.01 Regulation FD Disclosure.
     On May 8, 2009, we issued a press release relating to the closure of our Novi and Ann Arbor, Michigan offices. A copy of the press release is furnished as Exhibit 99.1 to this report and incorporated here by reference.
Item 9.01 Financial Statements and Exhibits.
(d) Exhibits.

Exhibit Number	Description

99.1	Press release relating to the closure of our Novi and Ann Arbor, Michigan banking offices

Signatures
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Mercantile Bank Corporation
By:	/s/ Charles E. Christmas
Charles E. Christmas
Senior Vice President, Chief Financial Officer and Treasurer

Date: May 11, 2009

Exhibit Index

Exhibit Number	Description

99.1	Press release relating to the closure of our Novi and Ann Arbor, Michigan banking offices

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